                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 3                                                      OMB APPROVAL
                                                   -----------------------------
                                                   OMB Number:  3235-0104
                                                   Expires:  December 31, 2001
                                                   Estimated average burden
                                                   hours per response ...... 0.5
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



    Filed pursuant to Section16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940




1. Name and Address of Reporting Person

   Magnusson, Johan
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  (Last)                             (First)                         (Middle)

   Two Apple Hill Drive
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                                    (Street)

   Natick,                              MA                            01760
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  (City)                             (State)                          (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   3/27/00
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Peritus Software Services, Inc. (PTUS)
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5. Relationship of Reporting Person to Issuer:
       (check all applicable)


                  Director                   XX    10% Owner
           -----                           ------

                  Officer (give                    Other (Specify
           -----           title below)    ------         below)


                   ----------------------------------

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6. If Amendment, Date of Original   (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)
   [X]  Form filed by One Reporting Person
   [_]  Form filed by More than One Reporting Person
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
                                      Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security          2. Amount of Securities         3. Ownership Forms        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    Beneficially Owned              Direct (D) or             (Instr. 5)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
--------------------------    ---------------------------      -----------------        ------------------------------------------

Common Stock                         10,000,000                         I                  By Rocket Software, Inc.
--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                         (Over)


        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities  4. Conversion   5. Ownership    6. Nature of
   (Instr. 4)                        cisable and     Underlying Derivative Securities   or Exercise     Form of         Indirect
                                     Expiration     (Instr. 4)                          Price of        Derivative      Beneficial
                                     Date                                               Derivative      Security:       Ownership
                                    (Month/Day/                                         Security        Direct (D)     (Instr. 5)
                                     Year)                                                              Indirect (I)
                                  ------- ------- ---------------------------------                    (Instr. 5)
                                  Date    Expira-                            Amount
                                  Exer-   tion                               or
                                  cisable Date             Title             Number
                                                                             of
                                                                             Shares
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------
None
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
Explanation of Responses


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



              /s/ Johan Magnusson
              -------------------------------              Date: April 5, 2000
              Johan Magnusson


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.